EXHIBIT 10.11

RETENTION AGREEMENT
This RETENTION AGREEMENT (this “Agreement”) is entered into as of February 1, 2015, between Electro Rent Corporation, a California corporation (“Electro Rent”), and Allen Sciarillo (“Executive”) with reference to the following facts:
WHEREAS, Executive is, as of the date of this Agreement, Electro Rent’s VP Finance;
WHEREAS, Executive and Electro Rent wish to enter into a contract providing for severance pay in the event of termination of Executive’s employment on the terms and conditions set forth herein; and
WHEREAS, capitalized terms not otherwise defined are defined in Schedule 1 hereto.
NOW THEREFORE, based on the mutual covenants contained herein, the parties agree as follows:
1.Payment upon Termination. Upon any termination of Executive’s employment, except as set forth in Section 2, Electro Rent’s sole obligation shall be to pay to Executive (or, if applicable, to Executive’s estate) all amounts accrued and unpaid as of the Date of Termination in respect of (i) Executive’s salary for periods through such date, (ii) vacation pay to the extent consistent with Electro Rent’s policies in effect from time to time regarding entitlement to payment in respect of accrued but unused vacation time, and (iii) any reimbursement for expenses owing to Executive consistent with Electro Rent’s policies in effect from time to time.
2.Termination Without Cause or for Good Reason.
2.1    Following Material Change. If at any time during the 18 months following a Material Change, Electro Rent terminates Executive’s employment other than for Cause, or if Executive terminates his employment for Good Reason, then in addition to amounts that Executive is entitled to receive under Section 1, (1) Executive shall be entitled to receive as a severance payment two times Executive’s Base Salary in effect at that time, payable as one lump sum on the 60th day after Executive’s termination of employment and (2) the vesting of all of Executive’s then-outstanding unvested equity compensation awards granted by Electro Rent (including without limitation any stock options or restricted stock units) shall be immediately accelerated as of Executive’s Date of Termination.
2.2    At Other Times. If at any other time Electro Rent terminates Executive other than for Cause, or if Executive terminates for Good Reason, then in addition to amounts that Executive is entitled to receive under Section 1, Executive shall be entitled to receive as a severance payment one times Executive’s Base Salary in effect at that time, payable as one lump sum on the 60th day after Executive’s termination of employment.
In addition, in both cases 2.1 and 2.2, (1) upon payment of Electro Rent’s bonus pool (if any) for its employees (including Executive) for the year in which the termination occurs (the “Final Bonus Pool”), Executive will be paid (at the same time as other bonuses from the Final Bonus Pool

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are paid) a share of any Final Bonus Pool equal to Executive’s share of the comparable bonus pool for the immediately prior year times the percentage of the year which passed prior to the Date of Termination and (2) Electro Rent will reimburse Executive in arrears each month for any COBRA payments for the 12 months following the Date of Termination.
Further, for the avoidance of doubt, (i) the termination of Executive’s employment due to his death or Disability shall not entitle Executive to any of the payments or benefits set forth in this Section 2 and (ii) Executive shall not in any case be entitled to the payments and benefits set forth in both Section 2.1 and 2.2.
2.3    Tax Effect of Payments. In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by Electro Rent, any of its affiliates, any person who acquires ownership or effective control of Electro Rent or ownership of a substantial portion of Electro Rent’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be limited to such amount which would result in no portion of the payments or distributions being subject to the Excise Tax. To the extent it would not violate Internal Revenue Code Section 409A (“Section 409A”) or cause Executive to be in constructive receipt of payments or benefits that will not be provided to Executive, the benefits to be limited may be selected by Executive as long as he provides a prioritized list within ten (10) days of being notified by Electro Rent of the need for a limitation on Total Payments. Otherwise, the order of reduction and items which are being reduced will be as follows: (i) cash payments; (ii) equity-based payments and acceleration of vesting; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, within clause (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that do not constitute “deferred compensation” within the meaning of Section 409A and then with respect to amounts that constitute deferred compensation for such purposes. To the extent any such payment is to be made over time (e.g., cash severance benefits payable in installments), then the payments shall be waived in reverse chronological order.
2.4    Exclusivity of Remedies. Executive agrees that the rights and entitlements set forth in this Agreement are his exclusive contractual and severance rights and entitlements from Electro Rent and any affiliated entity upon and as a result of the termination of Executive’s employment with Electro Rent, and upon termination Electro Rent shall be released from all other obligations under this Agreement, and Electro Rent shall require as a condition of any Section 2 payments or benefits that (a) the Executive deliver to Electro Rent (on or within 45 days after his termination of employment) a signed and dated reasonable release of all claims against Electro Rent and its affiliates, in a form prescribed by Electro Rent (“Release”) and (b) Executive not revoke such Release and (c) Executive remain in full compliance with the terms of the Release.
3.    At-Will Employment. Executive acknowledges and agrees that (i) Executive is, as of the date of this Agreement, an at-will employee of Electro Rent, (ii) Executive’s employment

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has no fixed term, and (ii) Executive’s employment may be terminated by Electro Rent or Executive at any time, with or without notice, for any reason or no reason (and no reason need be given). Executive’s employment shall terminate automatically on Executive’s death. Executive’s status as an at-will employee of Electro Rent can be changed only by a written agreement signed by Electro Rent’s Chief Executive Officer and Executive.
4.    Covenants.
4.1    Employment Exclusive. During the Employment Period, Executive (i) shall devote all his working time, attention, skill and efforts to the business and affairs of Electro Rent, (ii) shall use his best efforts to promote the success of Electro Rent’s business; (iii) shall observe and comply with all reasonable rules, regulations, policies and practices promulgated to its employees (including Executive) by Electro Rent, (iv) shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation for, any other person, enterprise, business, company, corporation, partnership, firm, association without the prior written consent of Electro Rent, and (v) except as permitted under Electro Rent’s policies for senior officers as in force from time to time, shall not own any interest in any entity or individual that (a) competes with Electro Rent in Electro Rent’s business as it is then conducted or (b) is a material supplier or vendor to Electro Rent.
4.2    Confidential Information. Executive previously signed a copy of Employers’ confidentiality policy and agrees to abide by it (as amended from time to time) in accordance with its terms.
5.    Miscellaneous.
5.1    Agreement Authorized. Executive hereby represents and warrants that he is free to enter into this Agreement and to render his services as an employee of Electro Rent without breach of any contract or law, that he is not employed by, or hold any offices with any other entities, and that he is not subject to any obligation or restriction that would prevent him from discharging his duties under this Agreement, and agrees to indemnify and hold harmless Electro Rent from and with respect to any liability, damages or costs, including attorneys’ fees, arising out of any breach by Executive of this representation and warranty. Electro Rent hereby represents and warrants that any required authorization of this Agreement by its Board has been obtained.
5.2    Notices. Any notice required or desired to be given to Electro Rent or to Executive shall be given in writing, and shall be addressed (i) to Electro Rent at its principal place of business, and (ii) to Executive at his most recent home address in the records of Electro Rent, or to such other address as that party may hereafter designate in writing, and shall be sufficiently given by actual delivery thereof to Electro Rent or Executive, as the case may be, or by telegraph or registered mail, postage prepaid, return receipt requested, addressed to the other party as aforesaid, and the date of delivery, mailing or telegraphing shall be the date of the giving of such notice.
5.3    Payment of Taxes. To the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by Electro Rent, Electro Rent shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment

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under this Agreement. Any payments otherwise due under this Agreement to Executive may be reduced by any required withholding for Federal, State and/or local taxes and other appropriate payroll deductions.
5.4    Section 409A. To the maximum extent permitted, the Agreement is intended to not constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A but in any event will be interpreted to comply with Section 409A. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Executive is deemed to be subject to Section 409A, Executive consents to Electro Rent’s adoption of such conforming amendments as Electro Rent deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A. This Agreement will be interpreted and construed to not violate Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Executive. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. While it is intended that all payments and benefits provided under this Agreement to Executive will be exempt from or comply with Section 409A, Electro Rent makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Section 409A. Electro Rent will have no liability to Executive or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that he will be entirely responsible for any and all taxes on any benefits payable to him as a result of this Agreement. If upon Executive’s “separation from service” within the meaning of Section 409A, Executive is then a “specified employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, Electro Rent shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following Executive’s “separation from service,” or (ii) ten (10) days after Electro Rent receives written confirmation of Executive’s death. Any such delayed payments shall be made without interest.
5.5    Insurance. Electro Rent may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance on Executive in any sum or sums that it may deem necessary to protect its interests, and Executive shall aid and cooperate in all reasonable respects with Electro Rent in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for Electro Rent.
5.6    Assignment. This Agreement is a personal contract, and the rights, interests and obligations of Executive under this Agreement may not be sold, transferred, assigned, pledged or hypothecated, except that this Agreement may be assigned by Electro Rent to any corporation or other business entity which succeeds to all or substantially all of the business of Electro Rent

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through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of Electro Rent and which assumes Electro Rent’s obligations under this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any such successor to the business of Electro Rent.
5.7    Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the matters contemplated herein and supersedes any and all prior agreements or understandings between the parties relating to such subject matter. No person has any authority to make any representation or promise on behalf of any of the parties which is inconsistent with the representations set forth in the Agreement and the Agreement has not been executed in reliance on any promise or representation not set forth in the Agreement.
5.8    Modification, Waiver and Amendment. None of the terms or provisions of this Agreement shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.
5.9    Cooperation. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the provisions hereof.
5.10    Governing Law. This Agreement concerns a California resident, and all questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of that state, regardless of the choice of law provisions of California or any other jurisdiction.
5.11    Litigation. Executive agrees to render assistance, advice and counsel to Electro Rent at its request regarding any matter, dispute or controversy with which Electro Rent may become involved and of which Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Executive is then employed by Electro Rent and for reasonable compensation and subjected to his reasonable availability if he is not.
5.12    Rules of Construction.
5.12.1    Headings. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.
5.12.2    Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases. The term “including” means “including but not limited to” unless the context otherwise requires.

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5.12.3    Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties have no right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
5.12.4    Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
EXECUTIVE ACKNOWLEDGES HAVING CAREFULLY READ ALL OF THE PROVISIONS IN THIS AGREEMENT AND HAVING UNDERSTOOD AND NEGOTIATED SUCH PROVISIONS. EXECUTIVE ACKNOWLEDGES THAT HE HAS AN OPPORTUNITY TO CONSULT WITH COUNSEL OF HIS CHOICE. EXECUTIVE KNOWS THAT HE CANNOT RELY ON ANY STATEMENT OUTSIDE OF (i) THIS AGREEMENT OR (ii) A FORMAL WRITTEN AMENDMENT OF THIS AGREEMENT.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

“Executive”

/s/ Allen Sciarillo
Allen Sciarillo

“Electro Rent” Electro Rent Corporation

By: /s/ Daniel Greenberg
Daniel Greenberg, Its CEO

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Schedule 1
Definitions
“Base Salary” means Executive’s annual base salary rate exclusive of bonuses or other compensation.
“Cause” shall exist if any one or more of the following should occur: Executive’s (a) material breach of this Agreement or failure to comply with a reasonable direction of Electro Rent, which remains in any such case uncured for more than ten (10) days after a written warning (except in the case of a willful failure to perform his duties or a willful breach, which shall require no warning), (b) breach of his fiduciary duty to Electro Rent, (c) indictment (or equivalent) for a felony or other serious crime, (d) inability for any reason to render full services for a period of twenty-six (26) consecutive weeks, or eight (8) months in any twelve month period, or (e) commission of a wrongful act that would make the continuance of his employment by Electro Rent materially detrimental to Electro Rent. No act, or failure to act, on Executive’s part shall be considered “willful” if it was done, or omitted to be done, by him in good faith with a reasonable belief that it was not contrary to the best interest of Electro Rent.
“Date of Termination” means Executive’s last day of employment with Electro Rent.
“Disability” means that the Executive is classified as disabled under a long-term disability policy of Electro Rent or, if no such policy applies, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Disability of Executive shall be determined solely by Electro Rent on the basis of such medical evidence as Electro Rent deems warranted under the circumstances.
“Employment Period” means the period from the date hereof through the Date of Termination.
“Good Reason” shall exist if Electro Rent (i) materially breaches this Agreement; (ii) requires Executive to relocate the principal place of his services more than twenty (20) miles from the location at which Executive performed Executive’s duties prior to such relocation; (iii) fails to provide Executive with compensation and benefits in the aggregate on terms not materially less favorable in the aggregate than those enjoyed by Executive immediately prior to the Material Change, or the subsequent taking of any action that would materially reduce any of Executive’s compensation and benefits in effect at the time of the Material Change unless such compensation and benefits are substantially equally reduced for executive officers of Electro Rent as a group (as measured by a percentage) and there is less than a ten percent (10%) reduction in compensation or benefits; or (iv) assigns to Executive duties materially and adversely inconsistent with Executive’s positions prior to the Material Change (this includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Electro Rent or to an affiliate shall not be provide ground for Good Reason), and in each case Executive must provide Electro Rent with written notice within ninety (90) days of the initial existence of the purported

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Good Reason event and such notice must describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred (the “Good Reason Notice”). After its receipt of the Good Reason Notice, Electro Rent shall then have thirty (30) days to cure or remedy the alleged Good Reason event. Executive’s resignation for Good Reason can only be effective if Electro Rent has not cured or remedied the Good Reason event within thirty (30) days after Electro Rent’s receipt of the Good Reason Notice and if Executive actually resigns his employment for Good Reason within sixty (60) days after the expiration of the foregoing thirty (30) day cure/remedy period.
A “Material Change” shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of Electro Rent, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Electro Rent other than a transaction or series of related transactions in which the holders of Electro Rent’s common stock immediately prior to the merger or consolidation have at least seventy five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the transaction or series of related transactions, or (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty five percent (25%) or more of Electro Rent’s outstanding Common Stock, excluding persons and affiliates of persons who have been 5% stock holders of Electro Rent for at least one year, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by Electro Rent’s shareholders, of each new director was approved by a vote of the directors then still in office who were directors at the beginning of the period. For purposes of Section 2, the occurrence of two or more of the events constituting a Material Change which are the result of the same or related transaction(s) shall be deemed a single Material Change and its date shall be the date the first such event occurred. For example, a merger in which former shareholders of Electro Rent received less than 75% of the voting capital stock of the surviving corporation followed by a change in Electro Rent’s Board falling within clause (iii) above and contemplated by said merger shall be deemed a single Material Change as of the date of said merger.

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